Exhibit 10.1

Hillenbrand Industries, Inc.

Mr. Kenneth A. Camp

RE: Supplemental Benefit under the SERP

Dear Ken:

The purpose of this letter is to memorialize our commitment to you over the four year period commencing March 16, 2006 (“Four Year Period”) and to incentivize you to remain employed by Batesville Services, Inc. over such same Four Year Period.

If you remain employed by Hillenbrand Industries, Inc. (“Hillenbrand”) or Batesville Services, Inc. (“Batesville”) for the entire Four Year Period and your employment is not terminated for “cause” (as defined in your Employment Agreement with Batesville (“Employment Agreement”)) after the Four Year Period, then, for benefit calculation purposes under the Hillenbrand Industries, Inc. Supplemental Executive Retirement Plan (“SERP”), you will be credited with an additional four years of service, which will be added on to the amount of years of service earned under the SERP (which includes the service normally earned during such Four Year Period).

Notwithstanding the foregoing, you will be credited with one additional year of service, which will be added on to the amount of years of service earned under the SERP, for each full year (measured from March 16, 2006) worked during such Four Year Period, if and only if during the Four Year Period: (i) your employment with Hillenbrand or Batesville is terminated after the day after the first anniversary date of March 16, 2006 due to disability or death, (ii) your employment with Hillenbrand or Batesville is terminated after the day after the first anniversary date of March 16, 2006 without “cause” (as defined in the Employment Agreement) or by you for “Good Reason” (as defined in the Employment Agreement), (iii) a change of control of Hillenbrand as defined under the SERP, or (iv) a sale, transfer or disposition of substantially all of the assets or capital stock of Batesville.

Very truly yours,

Rolf A. Classon